UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 23, 2011

Innovative Food Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Florida	0-9376	20-1167761
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3845 Beck Blvd., Suite 805, Naples, Florida	34114
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (239) 596-0204

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)(1)(i)
On May 23, 2011 we were advised via email from Christopher Brown that he is resigning from our board of directors.  Inasmuch as Dr. Brown’s email stated that he was resigning from Food Innovations, which is one of our operating subsidiaries, of which he is not a director, our counsel contacted Dr. Brown and pointed out this error and Dr. Brown responded by sending the following email on May 24, 2011, “thank you for correcting my resignation . I am therefore resigning from the  Board of Innovative Food Holdings, Inc.”  A copy of those emails are included with this filing as an exhibit.  The board was promptly informed of his resignation.  Three days later, on May 26, 2011, Dr. Brown sent a further email (a copy of which is filed herewith as an exhibit) claiming that his resignation was not effective until after he reviewed our statement about his resignation. His email stated “I have not approved my resignation and therefore am not resigned until I approve the release of the statement which is to be sent to the SEC . I asked for final approval in my resignation . Until that time I remain a director of the company and until I approve that release . I clearly stated that in my letter of resignation .”  Based upon his resignation emails of May 23 and May 24, 2011, which are attached as exhibits exactly as received, it is apparent to us, and to our counsel, that Dr. Brown’s later email on May 26, 2011 stating that he is not resigning is a nullity and therefore Dr. Brown is no longer one of our directors. A copy of his May 26, 2011 email quoted above is filed herewith as an exhibit in its entirety and exactly as received.

(a)(1)(ii)	Dr. Brown was not on any committee of the board of directors, although as described in our previous public filings, our board does not currently have any committees and the entire board acts in place of the committees

(a)(1)(iii)
In his email informing us of his resignation, Dr. Brown stated “I have at issue several factors with legal council [sic] and the Board for which "I believe " there is a direct dispute as it relates to shareholder value the senior note holders and full disclosure . You will also need to address the fact that no annual meeting has been performed as outlined in the companies documents .”  In a second email sent three minutes later Dr. Brown stated “I forgot .. I am also concerned about the lack of disclosure for the forged documents .”

We are aware that no annual meeting has occurred due to the monetary cost involved. However, even prior, and unrelated to Dr. Brown’s comments, we had been planning to call an annual meeting and it is expected to take place within the next several months.

Dr. Chris Brown is an Oral Surgeon, who in his own words, is " an Oral and Maxillofacial surgeon and “ not an attorney”. Despite, this lack of legal experience, during his brief tenure on our board of directors, against the advice of the board, Dr. Brown chose to focus his efforts and time on creating wild and outlandish accusations related to legal matters, against a wide assortment of individuals and companies. Dr. Brown persisted in being quite vexatious in these claims and was continuously disruptive to the board, our management and legal counsel.  Despite Dr. Brown’s lack of experience in the matters relating to his assortment of accusations we, in the exercise of an abundance of caution, made the decision to review all of Dr. Brown’s accusations in a careful and thorough manner. With significant effort and expense the board and counsel examined all his claims and found them to be without merit, including his claim of “lack of disclosure for the forged documents” quoted in the email above. Furthermore, it was determined that his claims generally reflected a complete and fundamental ignorance of basic corporate laws, securities laws and how the public markets function.

(a)(2)                      Filed herewith as exhibits are Dr. Brown’s two emails from May 23, 2011, his email from May 24, 2011 and his email from May 26, 2011.

(a)(3)
No later than the day this report is filed, we will provide a copy to Dr. Brown and inform him of the opportunity to furnish us, as promptly as possible, with a letter addressed to us stating whether he agrees with the statements we made in this report and, if not, stating the respects in which he does not agree.  In the event we receive such a letter we will file it with SEC as an exhibit by an amendment to this report within two business days after its receipt.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description

17.1* 17.2* 17.3* 17.4*
Resignation email from Christopher Brown dated May 23, 2011 3:06 PM.
Second email from Christopher Brown dated May 23, 2011 3:09 PM.
Clarification email from Christopher Brown dated May 24, 2011 11:40 AM
Another email from Christopher Brown dated May 26, 2011 3:36 PM

-----------------------------
* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVATIVE FOOD HOLDINGS, INC.

Dated: May 27, 2011
By: /s/ Sam Klepfish Sam Klepfish, CEO

Exhibit Index

Exhibit Number	Description

17.1 17.2 17.3 17.4
Resignation email from Christopher Brown dated May 23, 2011 3:06 PM.
Second email from Christopher Brown dated May 23, 2011 3:09 PM.
Clarification email from Christopher Brown dated May 24, 2011 11:40 AM
Another email from Christopher Brown dated May 26, 2011 3:36 PM